UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    --------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported): October 11, 2004

                            VULCAN MATERIALS COMPANY
             (Exact Name of Registrant as Specified in its Charter)

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


            New Jersey                         001-4033                        63-0366371
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 (State or other jurisdiction of       (Commission File Number)       (IRS Employer Identification
          incorporation)                                                         Number)

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                             1200 Urban Center Drive
                            Birmingham, Alabama 35242
                            -------------------------
               (Address of principal executive offices) (zip code)

                                 (205) 298-3000
             ------------------------------------------------------
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
            ------------------------------------------

            On October 11, 2004, Vulcan Materials Company ("Vulcan") entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") among Vulcan, Vulcan Chloralkali, LLC (the "Joint Venture"), a Delaware limited liability company 51% owned by Vulcan, and Basic Chemicals Company, LLC ("Basic Chemicals"), a wholly owned subsidiary of Occidental Chemical Corporation ("Occidental Chemical"). Basic Chemicals' obligations to Vulcan are supported by a guarantee agreement delivered to Vulcan by Occidental Chemical. Other than in respect of the Asset Purchase Agreement, there are no material relationships between Vulcan and its affiliates (including the Joint Venture), on the one hand, and Basic and Occidental Chemical, on the other hand.

            The Asset Purchase Agreement provides for the sale of the assets comprising Vulcan's chemicals business, which consist primarily of chloralkali plants in Wichita, Kansas, Geismar, Louisiana and Port Edwards, Wisconsin, as well as the assets of the Joint Venture located in Geismar, Louisiana (the "Chemicals Business"). In consideration for the sale of the Chemicals Business, Basic Chemicals: will make an initial cash payment to Vulcan; will assume certain liabilities relating to the Business, including the obligation to monitor and remediate historical and future releases of hazardous materials at or from the three plant sites; and may also be required to make contingent future payments under two separate earn-out structures. Vulcan will retain certain other liabilities of the Chemicals Business not being assumed by Basic Chemicals.

            The cash to be paid at closing is estimated to be approximately $214 million (subject to adjustment for changes in the net working capital of the Chemicals Business), which will result in net cash proceeds to Vulcan of approximately $155 million after taxes, transaction costs and the cost of acquiring the 49% of the Joint Venture not owned by Vulcan. The first of the two earn-outs is based on ECU (electrochemical unit) and natural gas prices during the five-year period following the closing and is capped at $150 million. The second of the two earn-outs will be determined based primarily on the performance of Vulcan's hydrochlorocarbon product HCC-240fa from the closing through December 31, 2012. Under that earn-out, cash plant margin for the product in excess of an agreed upon threshold, and after certain capital expenditures, will be shared equally with Basic. The primary driver for this earn-out will be growth in HCC-240fa volume. Based on Vulcan's current outlook for ECU values, natural gas prices and marketplace performance of the HCC-240fa product, Vulcan projects earn-out payments of approximately $145 million, with a net present value of approximately $110 million, although there can be no assurance as to the ultimate amount that will be received.

            The closing of the transaction, which is subject to customary regulatory and other closing conditions, is anticipated to occur during the first half of 2005.

            The Asset Purchase Agreement is attached hereto as Exhibit 99.1 and is hereby incorporated herein by reference. The description of the Asset Purchase Agreement contained herein is qualified in its entirety by reference to such agreement. The press release issued by Vulcan on October 12, 2004 is attached hereto as Exhibit 99.2 and is hereby incorporated herein by reference.


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ITEM 2.05   COSTS ASSOCIATED WITH EXIT OF DISPOSAL ACTIVITIES
            -------------------------------------------------

            See Item 1.01 above, which is hereby incorporated herein by reference. The decision to enter into the Asset Purchase Agreement and sell the Chemicals Business was based primarily on Vulcan's desire to focus its resources on its construction materials business. The total cash costs to be incurred in connection with the transaction are estimated to be approximately $0.02 per diluted share, and consist primarily of transaction fees. In addition, Vulcan anticipates a non-cash charge of approximately $0.68 per diluted share, which reflects the difference between the book value of the assets being sold and the upfront cash proceeds. The non-cash charge does not take into account any proceeds from the two earn-outs, which, if earned, will be recognized as income when received. Vulcan does not currently anticipate incurring any additional material cash or non-cash items as a result of the transaction.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS
            ---------------------------------

(a)     Financial statements of businesses acquired.

        -        Not Applicable

(b)     Pro forma financial information.

        -        Not Applicable

(c)     Exhibits.

         99.1     Asset Purchase Agreement dated October 11, 2004

         99.2     Press Release Dated October 12, 2004



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                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                `         VULCAN MATERIALS COMPANY


                                          By: /s/ Harri J. Haikala
                                          Name: Harri J. Haikala
                                          Title:  Assistant General Counsel

Date:  October 15, 2004

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                                  EXHIBIT INDEX

99.1              Asset Purchase Agreement dated October 11, 2004

99.2              Press Release Dated October 12, 2004